EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES FOURTH QUARTER RESULTS,
PROPOSES CASH DIVIDEND INCREASE

COLUMBUS, Georgia - January 30, 2006 - Aflac Incorporated today reported its fourth quarter results.

Total revenues were $3.6 billion in the fourth quarter of 2005, or 3.5% higher than the fourth quarter of 2004. Net earnings were $364 million, or $.72 per diluted share, compared with $410 million, or $.80 per share, a year ago. Net earnings in the fourth quarter of 2005 included realized investment gains of $68 million, or $.14 per diluted share, compared with realized investment losses of $4 million, or $.01 per share, a year ago. The significant realized investment gains in the quarter resulted from the bond-swap program we initiated in the third quarter. In addition, net earnings in the fourth quarter included a loss of $2 million, or $.01 per diluted share, resulting from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes, as required by SFAS 133. In the fourth quarter of 2004, the impact from SFAS 133 reduced net earnings by $7 million, or $.01 per share. Net earnings in the fourth quarter of 2004 benefited by $128 million, or $.25 per diluted share, from a release of the valuation allowance for deferred tax assets resulting from passage of the American Jobs Creation Act of 2004.

We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac's underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items.

Management uses operating earnings to evaluate the financial performance of Aflac's insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac's insurance operations.

Operating earnings in the fourth quarter were $298 million, compared with $293 million a year ago. On a per-share basis, operating earnings rose 3.5% to $.59 per diluted share, compared with $.57 per share in the fourth quarter of 2004. Operating earnings reflected an after-tax charge of $18 million, or $.03 per diluted share, for writing off the remaining portion of previously capitalized system development costs in Japan. In addition, the significantly weaker yen/dollar exchange rate compared with a year ago reduced operating earnings per share by $.03 in the quarter.

For the year, total revenues rose 8.1% to $14.4 billion in 2005. Net earnings were $1.5 billion, or $2.92 per diluted share, compared with $1.3 billion, or $2.45 per share, a year ago. Operating earnings were $1.3 billion, or $2.54 per diluted share, compared with $1.2 billion, or $2.23 per share, in 2004. Excluding the negative impact of $.02 per share from the weaker yen, operating earnings per diluted share rose 14.8% to $2.56, which was our objective for the year.

Pending approval by the board of directors, Aflac will increase its quarterly cash dividend 18.2% from $.11 per share to $.13 per share. At its meeting on February 14, 2006, the board of directors will consider the dividend increase, which would take effect in the first quarter of 2006. If approved, the first quarter dividend will be payable on March 1, 2006, to shareholders of record at the close of business on February 17, 2006, and will mark the 24th consecutive year in which the dividend has been increased.

Commenting on the company's results, Chairman and Chief Executive Officer Daniel P. Amos stated: "The final quarter of 2005 concluded another record year for Aflac. The sales and financial results for Aflac U.S. and Aflac Japan were in line with our expectations. In fact, the continued financial strength of our operations allowed us to significantly increase our advertising expenditures in both markets during the fourth quarter. More importantly, we still achieved our earnings growth objective for the year. And we are especially proud that 2005 marked the 16th consecutive year in which we have met or exceeded our target for earnings-per-share growth.

"Aflac Japan's total new annualized premium sales in the fourth quarter increased 6.1% from a year ago to 35.4 billion yen, or $302 million. For the year, total new annualized premium sales were up 5.1% to 128.8 billion yen, or $1.2 billion, which was in line with our objective for the year. We again produced strong growth from our stand-alone medical products. Sales from our EVER product line rose 19.6% over the fourth quarter of 2004 and accounted for 34% of total new sales. Dai-ichi Mutual Life posted strong results, with a sales increase of 31.2% over the fourth quarter of 2004. However, as expected, fourth quarter results also reflected sharp declines in Rider MAX sales. For 2006, we anticipate lower Rider MAX sales and weaker conversions will continue to restrain sales growth. Nevertheless, we expect to generate solid sales growth from our medical products. As a result, we believe sales will increase 5% to 8% in 2006.

"We continued to be pleased with the sales results of Aflac U.S. Total new annualized premium sales rose 7.5% to a record $369 million in the fourth quarter. Our accident/disability and cancer expense products remained the primary contributors to sales, accounting for a combined 70% of total sales in the quarter. We were also pleased with the sales of our most recent product introduction, Vision Now. This unique product, which was launched in July, provides both vision correction and general eye health benefits. Sales from Vision Now were $9 million in the fourth quarter. For the full year, total new sales were up 6.1% to $1.3 billion, which was in line with our annual target of a 3% to 8% increase. Our objective for 2006 is to increase total new sales 8% to 12%.

"We were also pleased with the growth of our U.S. sales force in the quarter. We recruited more than 5,200 new sales associates during the fourth quarter, or 7.5% higher than a year ago. For the full year, new agent recruitment rose 8.0%, which was consistent with our expectation of a 5% to 10% increase for 2005. We also continued our emphasis on training in order to improve producing agent growth. By the end of the year, we had introduced our new Coordinator in Training program to 64 of our 95 state sales organizations.

"We remain enthusiastic about the opportunities we see for continued growth in the United States and Japan. We believe both markets are well-suited to our products and distribution systems. Furthermore, record sales results in the United States in 2005 reinforce our belief that we have been taking the appropriate steps to improve our sales growth. To that end, we will continue to focus on the distribution side of our business model to help us achieve our sales objectives and improve our operation in the long term. Despite a more competitive marketplace in Japan, we believe Aflac continues to stand out in terms of product value. And we also believe our successful product launches in Japan last year and the strong sales from our core medical product line exemplify our leading market position.

"In addition to positioning Aflac for future growth, we also spent considerable time over the last year assessing our practice of disclosing earnings targets. As we suggested at our analyst meeting last May, our primary concern is to balance our desire to provide earnings guidance with the potential risks of doing so. After giving consideration to the current legal and regulatory environment, we have determined we will provide earnings guidance for 1 1/2 years rather than the 2 1/2-year projections we had previously provided. We are not taking this action because our business has become less predictable. To the contrary; the business attributes that have enabled us to accurately assess our future earnings potential remain intact today. However, given the potential risks to our company and shareholders, we believe it is not prudent to provide longer-term projections.

"We have retained our objective for increasing operating earnings per diluted share 15% to $2.92 before the impact of foreign currency translation in 2006. In May 2005, we established a 2007 objective of a 13% to 16% increase in operating earnings per diluted share before the effect of currency. Based on the development of our business since that time, we now believe it is reasonable to produce a 15% to 16% increase in operating earnings per diluted share in 2007 before currency fluctuations. We believe our financial modeling is sound and our modeling assumptions reasonable. And we believe that achieving our targets will be rewarding to our shareholders."

For 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Aflac's insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine's listing of America's Most Admired Companies and Forbes magazine's Platinum 400 List of America's Best Big Companies for five consecutive years. In January 2006, Aflac was included in Fortune magazine's list of the 100 Best Companies to Work For in America for the eighth consecutive year. Aflac was also included in Fortune magazine's list of the Top 50 Employers for Minorities in August 2005, and in September 2005, Aflac Japan was named the Life Insurance Company of the Year at the Asia Insurance Industry Awards, sponsored by the Asia Insurance Review. Aflac Incorporated (NYSE: AFL) is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

A copy of Aflac's fourth quarter report to shareholders can be found on the "For Investors" page of aflac.com.

Aflac Incorporated will webcast its fourth quarter analyst presentation on the "For Investors" page of aflac.com on Tuesday, January 31, 2006, at 7:10 p.m. (EST).

AFLAC INCORPORATED AND SUBSIDIARIES CONSOLIDATED SUMMARY OF EARNINGS
(UNAUDITED -- IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2005	2004*	% Change

Total revenues	$3,567	$3,448	3.5%

Operating earnings	298	293	1.8
Reconciling items, net of tax:
Realized investment gains (losses)	68	(4)
Impact from SFAS 133	(2)	(7)
Release of deferred tax asset valuation allowance	-	128
Net earnings	364	410	(11.1)

Operating earnings per share - diluted	.59	.57	3.5
Reconciling items, net of tax:
Realized investment gains (losses)	.14	(.01)
Impact from SFAS 133	(.01)	(.01)
Release of deferred tax asset valuation allowance	-	.25
Net earnings per share - diluted	.72	.80	(10.0)

Net earnings per share - basic	.73	.81	(9.9)

Cash dividends paid per share	.11	.095	15.8

Shares used to compute earnings per share (000):
Basic	499,112	504,495	(1.1)
Diluted	506,084	512,934	(1.3)

TWELVE MONTHS ENDED DECEMBER 31,

Total revenues	$14,363	$13,281	8.1%

Operating earnings	1,292	1,153	12.0
Reconciling items, net of tax:
Realized investment gains (losses)	167	(5)
Impact from SFAS 133	(10)	(13)
Release of deferred tax asset valuation allowance	34	128
Japanese pension obligation transfer	-	3
Net earnings	1,483	1,266	17.2

Operating earnings per share - diluted	2.54	2.23	13.9
Reconciling items, net of tax:
Realized investment gains (losses)	.33	(.01)
Impact from SFAS 133	(.02)	(.03)
Release of deferred tax asset valuation allowance	.07	.25
Japanese pension obligation transfer	-	.01
Net earnings per share - diluted	2.92	2.45	19.2

Net earnings per share - basic	2.96	2.49	18.9

Cash dividends paid per share	.44	.38	15.8

Shares used to compute earnings per share (000):
Basic	500,939	507,333	(1.3)
Diluted	507,704	516,421	(1.7)

*Adjusted to include stock option expense resulting from adoption of SFAS 123R

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target," or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac's investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses, and investment yields; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company; ineffectiveness of hedging strategies used to minimize the exposure of our shareholders' equity to foreign currency translation fluctuations; catastrophic events; and general economic conditions in the United States and Japan.

Analyst and investor contact - Kenneth S. Janke Jr., 800.235.2667 - option 3, FAX: 706.324.6330, or kjanke@aflac.com

Media contact - Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com